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                                                                    Exhibit 99.1



                  Mellon Bank Corporation               The Dreyfus Corporation
                  Media:      Stephen K. Dishart        Patrice M. Kozlowski
                              (412) 234-0850            (212) 922-6030
                  Analysts:   Donald J. MacLeod
                              (412) 234-5601


FOR IMMEDIATE RELEASE


                          MELLON COMPLETES ACQUISITION
                      OF PACIFIC BROKERAGE SERVICES, INC.

              --Entity to operate as Dreyfus Brokerage Services--

PITTSBURGH, Nov. 14, 1997--Mellon Bank Corporation (NYSE: MEL) today announced that it has completed its previously announced acquisition of Pacific Brokerage Services, Inc. (PBS), a self-clearing deep discount broker and member of the New York Stock Exchange. Mellon and PBS signed a definitive agreement in August 1997. Mellon purchased PBS for cash. Other terms of the agreement were not disclosed.

          PBS will operate as a separate Mellon entity under the name Dreyfus Brokerage Services, Inc. It will continue to be headquartered in Los Angeles, headed by its current management team.

          A broad-based financial services company with a bank at its core, Mellon Bank Corporation ranks among the nation's largest bank holding companies in market capitalization. With approximately $1.8 trillion of assets under management or administration, Mellon provides a full range of banking, investment and trust products and services to individuals and small, midsize and large businesses and institutions. Its mutual fund company, The Dreyfus Corporation, places Mellon as the leading bank manager of mutual funds. Headquartered in Pittsburgh, Mellon's principal subsidiary is Mellon Bank, N.A.

          Press releases and other information about Mellon Bank Corporation and its products and services are available at http://www.mellon.com on the Internet. For Mellon press releases by fax, call 1 800 758-5804, identification number 552187.
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